UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 22, 2004

BRISTOL-MYERS SQUIBB COMPANY
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-1136 (Commission File Number)	22-079-0350 (IRS Employer Identification Number)
345 Park Avenue New York, NY 10154 (Address of Principal Executive Office)
Registrant’s telephone number, including area code: (212) 546-4000

Check the appropriate box below if the From 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 22, 2004, Bristol−Myers Squibb Company (the “Registrant”) and the borrowing subsidiaries entered into a $2.0 billion Five Year Competitive Advance and Revolving Credit Facility Agreement (the “Agreement”) with the lenders named in the Agreement, Bank of America, N.A., as syndication agent, and JPMorgan Chase Bank, N.A. and Citicorp North America, Inc., as administrative agents.

The Agreement replaces two existing Five Year Competitive Advance and Revolving Credit Facilities, totaling $1.0 billion in aggregate, each of which was terminated by the Registrant. These facilities were established in September 2001 and August 2003, respectively, with syndicates of lenders. The termination of each facility was concurrent with, and contingent upon, the effectiveness of the Agreement.

The Agreement contains customary terms and conditions substantially similar to the August 2003 facility, including limitations on consolidations, mergers, and sales of assets, limitations on the incurrence of certain liens, limitations on sale and leaseback transactions and a requirement to maintain a ratio of consolidated net indebtedness to consolidated capitalization. In addition to providing for borrowings by the Registrant and its U.S. subsidiaries, the Agreement now provides for borrowings by non U.S. subsidiaries of the Registrant. All borrowings by subsidiaries are guaranteed by the Registrant.

ITEM 1.02. TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

The discussion under Item 1.01 above is incorporated herein by reference.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION.

The discussion under Item 1.01 above is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bristol-Myers Squibb Company

By: /s/ Sandra Leung

Name: Sandra Leung
Title: Secretary
Dated: December 23, 2004